Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-280990
February 14, 2025

Fund Summary The Hashdex Nasdaq Crypto Index US ETF ("Fund") is sponsored by Hashdex Asset Management Ltd . and provides exposure to bitcoin and ether . Bitcoin allows users to send and receive payments across the world, without needing a centralized authority to guarantee the transactions . Ethereum allows users to execute decentralized applications and smart contracts, enabling transactions and automated agreements that do not rely on a centralized authority for enforcement or validation . The Fund, which is an exchange - traded product (ETP), and therefore not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 , as amended, is not subject to this regulation . The Fund invests directly in bitcoin and ether, providing investors the opportunity to capitalize on the cryptocurrencies, without the complexities of self custody . Hashdex Nasdaq Crypto Index ETF December 31, 2024 About the Strategy The Fund intends to offer investors a straightforward means of obtaining price exposure to the crypto assets included in the Nasdaq Crypto US Settlement Price Index ("Index") . The Fund trades on the The Nasdaq Stock Market, LLC (NASDAQ) under the symbol NCIQ . The Fund will maintain cash balances as necessary to cover currently due Fund - payable expenses . The investment objective is for changes in the Shares’ net asset value (“NAV”) to reflect the daily changes of the Index, less expenses and liabilities of the Fund, by investing in the index constituents (“Index Constituents”), which are only bitcoin and ether . This strategy aims to allow investors to buy and sell Shares to hedge against losses in Index - related transactions or to gain price exposure to the Index . Consistent with its investment objective, the Fund will not use its investments to enhance leverage or seek performance that is the multiple or inverse multiple of the Index . Fund Details HASHDEX NASDAQ CRYPTO INDEX US ETF (NCIQ) HDX4 1 2 3 HASHDEX.COM NCIQ Ticker 41809Y 102 CUSIP NASDAQ Exchange [=] Inception Date [=] Number Of Holdings 0,25%* Management Fee US41809Y1029 ISIN [=] IIV NCIUSS - Nasdaq Crypto US Settlement Price Index Benchmark Index Not currently available Options U.S. Bancorp Fund Services, LLC Administrator Paralel Distributors LLC Marketing Agent Service Providers ATTENTION: An investment in Shares should be considered only by persons who can bear the risk of total loss associated with an investment in the Fund . Extreme volatility of trading prices that many digital assets, including Bitcoin and Ether, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of NCIQ and the shares could lose all or substantially all of their value . Crypto assets represent a new and rapidly evolving industry . The value of the fund depends on the acceptance of the crypto assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the crypto economy . An investment in NCIQ is not suitable for all investors . Nasdaq | Indexes *The Sponsor may waive all or a portion of the Management Fee for stated periods of time . The Sponsor has agreed to temporarily reduce its Management Fee to 0 . 25 % per annum through December 31 , 2025 . After December 31 , 2025 , a 0 . 50 % Management Fee will apply . The Management Fee compensates the Sponsor for managing the Trust’s business and affairs . Calculated daily based on the Trust’s NAV, the fee accrues daily and is paid monthly in cash directly to the Sponsor .

Performance¹ As of 12/31/2024 109.39% - 4.14% 46.72% 54.60% 324.85% 108.90% - 4.34% 46.71% 54.89% 323.98% 116.13% - 4.11% 47.08% 55.38% 330.76% type ź Since Inception x.xx% 6 Mo x.xx% 3 Mo x.xx% 1 Mo x.xx% YTD Market Price x.xx% x.xx% x.xx% x.xx% x.xx% Fund Nav x.xx% x.xx% x.xx% x.xx% x.xx% Benchmark * x.xx% ¹ It is important to note that the results shown are attributable to unusually favorable market activity and, therefore, it is unlikely sustainable. * Benchmark: NCIUSS - Nasdaq Crypto US Settlement Price Index . Shares of the Fund are bought and sold at market price (not NAV) and are not individually redeemed from the Trust. Any applicable brokerage fees and commissions apply and will reduce returns. The performance data quoted represents past performance . Past performance does not guarantee results . The investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than their original cost and current performance may be lower or higher than the performance quoted . For the most recent month - end performance, please visit the Fund's website at http : //hashdex - etfs . com . The market price is the final price at which a security is traded on a given trading day . Net Asset Value (NAV) is value per share on a specific date or time . Returns less than one year are cumulative . Because the Fund will invest primarily in bitcoin and ether, an investment in the Fund will subject the investor to the risks of the crypto asset market, and this could result in substantial fluctuations in the price of the Fund's shares . Fund Description The Fund is a commodity pool that issues Shares that may be purchased and sold on the Nasdaq Stock Market, LLC . The Fund's investment objective is for changes in the Shares' NAV to reflect the daily changes of the price of the Nasdaq Crypto US Settlement Price Index (NCIUSS) (the "Index"), less expenses from the Fund's operations . Under its current investment objective, the Trust is limited to holding only two components : bitcoin and ether . The Fund employs Paralel Distributors LLC as the marketing agent for the Fund . The marketing agent agreement among the marketing agent and the Trust calls for the marketing agent to work with the custodian in connection with the receipt and processing of orders for creation baskets and redemption baskets and the review and approval of all Fund sales literature and advertising material . The marketing agent's principal business address is 1700 Broadway, Suite 1850 , Denver CO 80290 . The marketing agent is a broker - dealer registered with the U . S . Securities and Exchange Commission and a member of FINRA . Paralel Distributors LLC, Hashdex Asset Management Ltd., and U.S. Bancorp Fund Services LLC are not affiliated. The sponsor to the Fund is Hashdex Asset Management Ltd . , which receives a management fee . U . S . Bancorp Fund Services, LLC (d/b/a U . S . Bank Global Fund Services) provides administrative services to the Trust . The Administrator also assists the Trust and the Sponsor with certain functions and duties relating to accounting and as the Trust’s transfer agent . For more information pertaining to the relationship of companies involved in the Fund please read the prospectus. Investments In Crypto Assets The Fund's investment objectives, risks, charges and expenses should be considered before investing . The prospectus contains this and other important information, and it may be obtained at (fund prospectus hyperlink) . Read it carefully before investing . Bitcoin is a decentralized crypto asset or cryptocurrency operating on the Bitcoin Network, an open - source, peer - to - peer system governed by the Bitcoin Protocol . It can be held, used for transactions, or exchanged for fiat currency . No single entity controls the Bitcoin Network, and its value is determined by market supply and demand rather than being backed by a government or corporation . Ownership and transaction records are secured through public key cryptography, and the network's open - source nature allows anyone to contribute to its development . The total supply of Bitcoin is capped at 21 million coins, with new coins gradually introduced through mining until this limit is reached . Ether is the native cryptocurrency of the Ethereum Network, an open - source, decentralized blockchain platform . It supports smart contracts and decentralized applications (dApps) and is used for transaction fees (gas fees) and trading . Ownership and transactions are secured through public key cryptography, and the network's open - source nature allows for community - driven development . The following factors, among others, may affect the price and market for bitcoin and ether: • How widely crypto assets are adopted. • The regulatory environment for cryptocurrencies, which continues to evolve in the U.S., and which may delay, impede, or restrict the adoption or use of bitcoin and ether. • Speculative activity in the market for crypto assets. • Cyberattacks, including the risk that malicious actors will exploit flaws in the code or structure of the networks, control the blockchain, steal information or cause disruptions to the internet. • The open - source nature of the crypto networks may result in forks, or changes to the underlying code of the assets that result in the creation of new, separate crypto assets. • Fraud, manipulation, security failure or operational problems at crypto platforms that result in a decline in adoption or acceptance of crypto assets. • Scalability as the use of crypto expands to a greater number of users. Hashdex Nasdaq Crypto Index ETF December 31, 2024 HASHDEX NASDAQ CRYPTO INDEX ETF (NCIQ) HASHDEX.COM HDX4 1 2 3

Hashdex Nasdaq Crypto Index ETF December 31, 2024 Fund Risks The Fund primarily holds bitcoin and ether . Because the Fund's investment objective is to track the price of the Index, changes in the price of the Shares may vary from changes in the spot price of bitcoin and ether . An investment in the Fund involves significant risks and you could incur a partial or total loss of your investment in the Fund . Some of the risks you may face are summarized below . A more extensive discussion of these risks appears in the “Risk Factors” section of the Prospectus . - Crypto assets are relatively new technological innovations with a limited operating history compared to traditional commodities . There is a limited established performance record for the price of the assets and, in turn, a limited basis for evaluating an investment . - The Index is new and has a limited performance history . Errors in Index data, Index computation or the construction of the Index in accordance with its methodology may occur from time to time and may not be identified and corrected by Nasdaq for a period of time or at all . - The price of the crypto assets as determined by the crypto market has experienced periods of extreme volatility and may be influenced by, among other things, trading activity and the closing of crypto trading platforms due to fraud, failure, security breaches or otherwise . Speculators and investors who seek to profit from trading and holding crypto assets generate a significant portion of the assets demand . Such speculation regarding the potential future appreciation in the value of crypto may inflate the price of the assets . - The largest crypto wallets are believed to hold, in aggregate, a significant percentage of the Index Constituents in circulation . Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of Index Constituents, even if they individually only hold a small amount, and it is possible that some of these wallets are controlled by the same person or entity . As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of ether . - Crypto platforms may be largely unregulated or may be largely or entirely non - compliant with applicable regulation and may therefore be more exposed to fraud and failure . Crypto asset markets in the U . S . exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the Fund . - The market for crypto - based ETFs like the Fund may reach a point where there is little or no additional investor demand . If this happens, there can be no assurance that the Fund will grow to or maintain a viable size . Due to the Fund’s small asset base, certain of the Fund’s expenses and its portfolio transaction costs may be higher than those of a Fund with a larger asset base . To the extent that the Fund does not grow to or maintain a viable size, it may be liquidated, and the expenses, timing and tax consequences of such liquidation may not be favorable to some shareholders . - The tax treatment of the Fund is complex and may have significant implications for shareholders . While the Fund expects to be treated as a partnership for U . S . federal income tax purposes, there is no assurance that the IRS or courts will agree . Shareholders are responsible for their share of the Fund’s taxable income, regardless of distributions, potentially resulting in tax liabilities . Differences between tax allocations and economic gains, as well as potential IRS audits, could adversely affect shareholders . Legislative changes may also impact the Fund’s tax treatment . - Crypto assets generally are volatile, and instruments whose underlying investments include crypto assets are not suitable for all investors. - Because the Fund will invest primarily in crypto assets, an investment in the Fund will subject the investor to the risks of the crypto assets market, and this could result in substantial fluctuations in the price of the Fund's shares. - Shares of the Fund are not insured by the Federal Deposit Insurance Corporation ("FDIC"), may lose value and have no bank guarantee. - Unlike mutual funds, the Fund generally will not distribute dividends to its shareholders, investors may choose to use the Fund as a means of investing indirectly in bitcoin or ether, and there are risks involved in such investments. - This material is not an offer or solicitation of any kind to buy or sell any securities outside of the United States of America. Crypto assets represent a new and rapidly evolving industry . The value of the Fund depends on the acceptance of the crypto assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the crypto asset . Crypto asset networks are developed by a diverse set of contributors and the perception that certain high - profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related crypto asset . Crypto assets may have concentrated ownership and large sales or distributions by holders of such crypto assets could have an adverse effect on the market price of such assets . Liquidity Risk . The market for crypto assets is still developing and may be subject to periods of illiquidity . During such times it may be difficult or impossible to buy or sell a position at the desired price . Possible illiquid markets may exacerbate losses or increase the variability between the Fund's NAV and its market price . The lack of active trading markets for the Shares may result in losses on investors' investments at the time of disposition of Shares . Regulatory Risk. Future and current regulations by a U.S. or foreign government or quasi - governmental agency could have an adverse effect on an investment in the Fund. The Fund is new and has a limited operating history. Definitions The Index is Nasdaq Crypto US Settlement Price Index (NCIUSS) . The Index is designed to provide investment funds with a mechanism to offer investors price exposure to certain crypto assets and it is calculated by CF Benchmarks Limited . One cannot invest directly in an index . Index Licensing Disclaimer - Nasdaq® is a registered trademark of Nasdaq, Inc . The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular crypto asset or an overall investment strategy . Neither Nasdaq, Inc . nor any of its affiliates makes any recommendation to buy or sell any crypto asset or any representation about the financial condition of a crypto asset . Statements regarding Nasdaq proprietary indexes are not guarantees of future performance . Actual results may differ materially from those expressed or implied . Past performance is not indicative of future results . Investors should undertake their own due diligence and carefully evaluate assets before investing . ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED . Please find further information in the following link . IIV means the Intraday Indicative Value, a real - time calculation published periodically throughout each trading day, representing an estimated per - share value of the Fund's NAV based on the current market prices of the underlying assets . CUSIP means the Committee on Uniform Securities Identification Procedures number, a unique nine - character code assigned to securities, to facilitate clearing and settlement of trades in the United States . ISIN means the International Securities Identification Number, a unique code that identifies a specific security, to facilitate accurate trading and settlement across different markets and jurisdictions . HASHDEX NASDAQ CRYPTO INDEX ETF (NCIQ) HASHDEX.COM HDX4 1 2 3